YIT Corporation’s financial reporting and Annual General Meeting 2018
YIT Corporation Stock Exchange Release October 27, 2017 8:05 a.m.
YIT will publish the Financial Statements bulletin for 2017 on Thursday, February 1, 2018. Annual Report 2017 including the Financial Statements will be published during week 8/2018, at the latest.
In addition, YIT will publish two Interim Reports and a Half-Year Report in 2018:
• Interim Report for January-March on April 26, 2018
• Half-Year Report for January-June on July 26, 2018
• Interim Report for January-September on October 25, 2018
Financial Statements bulletin, Interim Reports and Half-Year Report will be published at approximately 8:00 a.m. Finnish time. Prior to the publishing YIT follows a so called silent period which begin on January 1, April 1, July 1 and October 1, and they last until the publication of the respective financial report.
YIT Corporation’s Annual General Meeting will be held on March 16, 2018 in Helsinki, Finland. YIT’s Board of Directors will summon the Meeting on a later date. Possible requests from shareholders to put matters on the agenda of 2018 Annual General Meeting shall be submitted no later than January 4, 2018. The written request shall be sent to YIT Corporation, Juha Jauhiainen, P.O. Box 36, FI-00621 Helsinki, Finland.
For further information, please contact:
Hanna Jaakkola, Vice President, Investor Relations, YIT Corporation, tel. +358 40 5666 070, hanna.jaakkola@yit.fi
Juha Jauhiainen, Corporate General Counsel, YIT Corporation, +358 40 725 9643, juha.jauhiainen@yit.fi
YIT CORPORATION
Hanna Jaakkola
Vice President, Investor Relations
Distribution: Nasdaq Helsinki, major media, www.yitgroup.com
YIT creates better living environment by developing and constructing housing, business premises, infrastructure and entire areas. Our vision is to bring more life in sustainable cities. We want to focus on caring for customer, visionary urban development, passionate execution and inspiring leadership. Our growth engine is urban development involving partners. Our operating area covers Finland, Russia, the Baltic countries, the Czech Republic, Slovakia and Poland. In 2016, our revenue amounted to nearly EUR 1.8 billion, and we employ about 5,300 employees. Our share is listed on Nasdaq Helsinki. www.yitgroup.com
Disclaimer
Notice to Lemminkäinen Shareholders in the United States
The YIT shares to be issued in connection with the merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act.
YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this release may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court.
Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.